Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-285981, 333-285872, 333-282359, and 333-284324) and Form S-8 (No. 333-284987) of our report of Damon Motors Inc. dated September 26, 2024, except as to the effect of the recapitalization and the reverse stock split disclosed in Note 21 as to which the date is August 26, 2025 and before the effects of the retrospective adjustment for the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvement to Reportable Segment disclosures discussed in Note 2 and Note 16, with respect to the consolidated financial statements of Damon Motors Inc. as of June 30, 2024 and for the year then ended included in this Annual Report on Form 10-K for the year ended June 30, 2025.

Our report on the consolidated financial statements contains an explanatory paragraph regarding the recapitalization and the reverse stock split described in Note 21 to the consolidated financial statements that were applied to adjust the 2024 financial statements to retroactively reflect the recapitalization and the reverse stock split.

Our report on the consolidated financial statements contains an explanatory paragraph regarding the retrospective adjustment for the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, discussed in Note 2 and Note 16 to the consolidated financial statements, and accordingly, we do not express an opinion or any other form of assurance whether such retrospective adjustment is appropriate and have been appropriately applied.

/s/ Marcum llp

New York, NY

September 29, 2025